Exhibit 10.9

Top Wealth Group (International) Limited

Appointment Letter

We hereby appoint Mr. WONG KIM KWAN KINGS as the President of our company, responsible for fully performing the duties of this position. The term of office is from September 1, 2022 to August 31, 2024.

Scope of duties:

1. Make decisions on major company operations: make decisions on all major operational matters of the company, including financial matters, business direction, and the expansion or contraction of the business scope.

2. Set goals and promote the company’s image: develop corporate strategies and goals, establish corporate culture, and promote the overall image of the company.

3. Supervise daily activities: oversee the company’s daily business activities and be responsible for its operations.

4. Responsible for project investment plans: responsible for project financing plans.

5. Regularly submit reports: submit monthly, quarterly and annual reports.

6. Make adjustments based on market information: continuously adjust the management direction of the group company based on market information, to ensure the sustained and healthy development of the group company.

7. Responsible for group system configuration: responsible for the establishment of the group company’s information management system and the allocation of information resources.

8. Execute documents to ensure the legality of company operations: execute daily administrative and business documents to ensure the legality of the company’s business operations.

Top Wealth Group (International) Limited

[Corporate Stamp of Top Wealth Group (International) Limited]

September 1, 2022